June 11, 2020

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: American Resources Corporation
File No.: 000-55456

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on June 11, 2020 regarding the change of auditors. We agree with all statements pertaining to us.

We have not been contacted by the successor accountants and have no basis to agree or disagree with statements pertaining to the successor accountants.

MaloneBailey LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas